SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                             (Amendment No. 1)(1)


                Westinghouse Air Brake Technologies Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  960386-10-0
--------------------------------------------------------------------------------
                                (CUSIP Number)


                                James P. Kelley
                         Vestar Equity Partners, L.P.
                         1225 17th Street, Suite 1660
                            Denver, Colorado 80202
                                (303) 292-6300

                                with a copy to

                             Peter J. Gordon, Esq.
                        Simpson Thacher & Bartlett LLP
                             425 Lexington Avenue
                           New York, New York 10017
                                (212) 455-2000
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                              November 14, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

If a filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)
                              (Page 1 of 8 Pages)

CUSIP No.960386-10-0                  13D                   Page 2 of 8 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Vestar Equity Partners, L.P.
     I.R.S. Identification No. 13-3715247

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF                  0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                             0
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING                  0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                             0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

           PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.960386-10-0                  13D                   Page 3 of 8 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Vestar Associates, L.P.
     I.R.S. Identification No. 13-3715248

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF                  0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                             0
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING                  0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                             0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

           PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.960386-10-0                  13D                   Page 4 of 8 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Vestar Associates Corporation
     I.R.S. Identification No. 13-37115245

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF                  0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                             0
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING                  0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                             0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

           CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.960386-10-0                  13D                   Page 5 of 8 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Vestar Capital Partners, Inc.
     I.R.S. Identification No. 13-3463248

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF                  0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                             0
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING                  0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                             0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

           CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.960386-10-0                  13D                   Page 6 of 8 Pages



Item 1.  Security and Issuer.

         Item 1 is hereby amended and restated as follows:

         This Amendment No. 1 (the "Amendment") to Schedule 13D relating to the Common Stock, par value $0.01 per share (the "Common Stock"), of Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the "Issuer"), is filed by Vestar Equity Partners, L.P., a Delaware limited partnership ("Vestar"), Vestar Associates, L.P., a Delaware limited partnership, Vestar Associates Corporation, a Delaware corporation, and Vestar Capital Partners, Inc., a Delaware corporation ("Vestar Capital"), to amend the Schedule 13D that was previously filed by them on March 21, 1997 (the "Schedule 13D"). Unless otherwise indicated, all capitalized terms used but not defined in this Amendment have the same meaning as set forth in the Schedule 13D. The principal executive offices of the Issuer are located at 1001 Air Brake
Avenue, Wilmerding, Pennsylvania 15148.

Item 4.  Purpose of Transaction.

         Item 4 is hereby amended and restated as follows:

         See response to Item 5.

Item 5.  Interest in Securities of the Issuer.

         Item 5 is hereby amended and restated as follows:

         (a) None of the Reporting Persons holds any Common Stock in the Issuer.

         (b)  Not applicable.

         (c)  Not applicable.

         (d)  Not applicable.

         (e) The Reporting Persons ceased to be the beneficial owner of more than five percent of the class of securities on November 14, 2003. On such date, Vestar and Vestar Capital sold all shares of Common Stock held by them pursuant to an underwritten public offering of their shares (and shares of others) under the Securities Act of 1933, as amended.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         Item 6 is hereby amended by adding the following text:

         Vestar and Vestar Capital sold all of their shares of Common Stock on November 14, 2003 pursuant to an Underwriting Agreement dated November 10, 2003, among Vestar, Vestar Capital, Issuer and the other parties named herein.

Item 7.  Material to be Filed as Exhibits.

         Item 7 is hereby amended by adding the following text:

         Exhibit 9. Underwriting Agreement (Attached to the Current Report of the Issuer on Form 8-K as Exhibit 1.1, filed with the Commission on November 18, 2003, and incorporated herein by reference).

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 14, 2003

                                        VESTAR EQUITY PARTNERS, L.P.
                                        By:   Vestar Associates, L.P.
                                       Its:   General Partner

                                        By:   Vestar Associates Corporation
                                       Its:   General Partner

                                        By: /s/ James P. Kelley
                                            -----------------------------------
                                            Name:  James P. Kelley
                                           Title:  Managing Director


                                        VESTAR ASSOCIATES, L.P.

                                        By:  Vestar Associates Corporation
                                       Its:  General Partner


                                        By: /s/ James P. Kelley
                                           ------------------------------------
                                            Name:  James P. Kelley
                                           Title:  Managing Director


                                        VESTAR ASSOCIATES CORPORATION


                                        By: /s/ James P. Kelley
                                            -----------------------------------
                                            Name:  James P. Kelley
                                           Title:  Managing Director

                                        VESTAR CAPITAL PARTNERS, INC.


                                        By: /s/ James P. Kelley
                                            -----------------------------------
                                            Name:  James P. Kelley
                                           Title:  Managing Director

                                EXHIBIT INDEX


    Exhibit                         Description
    -------                         -----------


       9 Underwriting Agreement (Attached to the Current Report of the Issuer on Form 8-K as
                                    Exhibit 1.1, filed with the Commission on November 18, 2003, and incorporated herein by reference).